Exhibit 99.1

Tower Completes Acquisition of Specialty Underwriters' Alliance, Inc.

NEW YORK--(BUSINESS WIRE)--November 13, 2009--Tower Group, Inc. (“Tower”; NASDAQ: TWGP) announced today that it has completed the acquisition of Specialty Underwriters' Alliance, Inc. (“SUA”; NASDAQ: SUAI). The transaction is valued at $107 million based on Tower’s closing price. Tower announced a definitive agreement to acquire SUA on June 22, 2009. All closing conditions have been met.

Michael Lee, President and Chief Executive Officer of Tower, stated, “We are pleased to complete the acquisition of SUA. We are accomplishing some important objectives with this transaction including the strengthening of Tower’s specialty business segment with an established underwriting platform in the Midwest. On a pro forma basis as of September 30, 2009, our stockholders’ equity has increased to approximately $1.1 billion, and our book value per share has increased to approximately $23.50. We look forward to working with SUA’s employees in order to deliver substantial value to producers and customers through our higher rating and broader range of products.”

SUA is a specialty property and casualty insurance company providing commercial insurance products through wholesale agents that serve niche groups of insureds. These targeted segments require highly specialized knowledge due to their unique risk characteristics. Examples include transportation, professional employer organizations, alternative staffing, and public entities. SUA produced $143 million of gross premiums for the nine months ended September 30, 2009.

With the close of the transaction, SUA shares will be delisted from the NASDAQ.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at http://www.twrgrp.com/

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com